EXHIBIT A

Fund Name
Oppenheimer Global Opportunities Fund
Oppenheimer Capital Income Fund
Oppenheimer Series Fund, Inc. for the account of Oppenheimer Value Fund
Oppenheimer Gold & Special Minerals Fund
Oppenheimer Equity Fund, Inc.
Oppenheimer Discovery Fund
Oppenheimer Select Value Fund
Oppenheimer Main Street Funds, Inc. for the account of Oppenheimer Main Street Fund
Oppenheimer Main Street Opportunity Fund
Oppenheimer Small- & Mid-Cap Growth Fund
Oppenheimer Real Estate Fund
Oppenheimer Rising Dividends Fund
Oppenheimer Quest for Value Funds for the account of Oppenheimer Small- & Mid-Cap Value Fund
Oppenheimer Quest International Value Fund
Oppenheimer Quest for Value Funds for the account of Oppenheimer Global Allocation Fund
Oppenheimer Equity Income Fund, Inc.
Oppenheimer Quest for Value Funds for the account of Oppenheimer Quest Opportunity Value Fund
Oppenheimer Master International Value Fund, LLC

This Exhibit A dated as of August 16, 2010, as may be further amended from time to time, amends the Global Custody Agreement dated as of February 16, 2007, between OppenheimerFunds, Inc. on behalf of the clients identified in the Exhibit A, and Brown Brothers Harriman & Co.

Brown Brothers Harriman & Co.                  OppenheimerFunds, Inc.

By:          /s/Hugh B. Bolton                           By:         /s/Brian Petersen
Name:     Hugh B. Bolton                              Name:     Brian Petersen
Title:        Senior Vice President                    Title:        Vice President